[Published August 23, 2011 in Investor’s Business Daily]

This announcement is neither an offer to buy nor a solicitation of an offer to sell Shares.  The Offer is being made solely by the formal Offer to Purchase forwarded to Shareholders of record and is not being made to, and tenders will not be accepted from or on behalf of, Shareholders residing in any State in which making or accepting the Offer would violate that jurisdiction’s laws.  In those jurisdictions where the securities, Blue Sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH:

Up to 1,000,000 Shares of Common Stock of Behringer Harvard REIT, Inc. (the “REIT”) at a price of
$1.80 per Share
by: CMG Partners, LLC; CMG Legacy Growth Fund, LLC; CMG Ventures, LLC; CMG Properties, LLC; CMG Income Fund II, LLC; and CMG Acquisition Co., LLC (collectively the “Purchasers”)

The Purchasers are offering to purchase for cash Up to 1,000,000 Shares of Common Stock (“Shares”) of the REIT, at a price of $1.80 per Share upon the terms and subject to the conditions set forth in Purchasers’ Offer to Purchase and in the related Agreement of Assignment and Transfer for the offer (which together constitute the “Offer” and the “Tender Offer Documents”).  THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON SEPTEMBER 30, 2011, UNLESS AN OFFER IS EXTENDED.

Funding for the purchase of the Shares will be provided through the Purchasers’ existing working capital.    The Offer is not made for the purpose of acquiring or influencing control of the business of the issuer.  The Offer will expire at 11:59 p.m., Pacific Time on September 30, 2011,  unless and until Purchasers, in their sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended the “Expiration Date”).  The Purchasers will not provide a subsequent offering period following the Expiration Date.  If Purchasers make a material change in the terms of the Offer, or if they waive a material condition to the Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities ought or a change in any dealer’s soliciting fee.  A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Shareholders.  Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Shares) or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such ten business days.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Pacific Time.  In all cases payment for the Shares purchased pursuant to the Offer will be made only after timely receipt of the Agreements of Assignment and Transfer (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Agreements of Assignment and Transfer.

Tenders of Shares made pursuant to the Offer is irrevocable, except that Shareholders who tender their Shares in response to the Offer will have the right to withdraw their tendered Shares at any time prior to the Expiration Date by sending to the Purchasers a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Shares to be withdrawn, signed by the same persons and in the same manner as the Agreement of Assignment and Transfer  tendering the Shares to be withdrawn.  In addition, tendered Shares may be withdrawn at any time on or after October 18, 2011, unless the tender has theretofore been accepted for payment as provided above.  If tendering Shareholders tender more than the number of Shares that Purchasers seek to purchase pursuant to the Offer for those Shares, Purchasers will take into account the number of Shares so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Shares tendered by each tendering Shareholder during the period during which that Offer remains open.  The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from Purchasers at the Purchasers’ expense.  The Offer contains terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference.  The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offer.

The Tender Offer Documents may be obtained by written request to Purchasers: Call Purchasers at (206) 340-2280, Make a Written Request Addressed to CMG Partners, LLC at 1000 2nd Ave, Ste 3950, Seattle WA 98104-1075, or download them from our website at our website (www.cmginvestments.com/behringer.pdf), or at the SEC’s EDGAR website.